SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                          Bone Care International Inc.
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                                (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   098072101
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                                 (CUSIP Number)

                               December 31, 2004
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 098072101                   13G                 PAGE 2  OF 5  PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        Robert W. Baird & Co. Incorporated
        39-6037917
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

                           Not Applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization
        Wisconsin

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    Number of
                           5       Sole Voting Power

      Shares                                     10,650
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                                465,969
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                                     476,619
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        476,619
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 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

                           Not Applicable
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 11     Percent of Class Represented by Amount in Row (9)

                                         2.5
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 12     Type of Reporting Person (See Instructions)

        IA (Investment Adviser)
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ITEM 1.
              (a)             Name of Issuer:  Bone Care International Inc.

                              Address of Issuer's Principal Executive Offices
              (b)             1600 Aspen Commons
                              Middleton, WI  53562


ITEM 2.
              (a)             Name of Person Filing:
                              Robert W. Baird & Co. Incorporated
                              Address of Principal Business Office or, if none,
                              Residence:
              (b)             777 East Wisconsin Avenue
                              Milwaukee, Wisconsin 53202
              (c)             Citizenship:  Wisconsin

              (d)             Title of Class of Securities:  Common

              (e)             CUSIP Number:  098072101



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
              (a)             [ ]     Broker or dealer registered under
                                      section 15 of the Act (15 U.S.C. 78o).
              (b)             [ ]     Bank as defined in section 3(a)(6) of the
                                      Act (15 U.S.C. 78c).
              (c)             [ ]     Insurance company as defined in section
                                      3(a)(19)of the Act(15 U.S.C. 78c).
              (d)             [ ]     Investment company registered under
                                      section 8 of the Investment Company Act of
                                      1940 (15 U.S.C 80a-8).
              (e)             [X]     An investment adviser in accordance with
                                      ss.240.13d-1(b)(1)(ii)(E);
              (f)             [ ]     An employee benefit plan or endowment
                                      fund in accordance with ss.240.13d-1(b)
                                      (1)(ii)(F);
              (g)             [ ]     A parent holding company or control person
                                      in accordance with ss.240.13d-1(b)
                                      (1)(ii)(G);
              (h)             [ ]     A savings associations as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act (12 U.S.C. 1813);
              (i)             [ ]     A church plan that is excluded from the
                                      definition of an investment company under
                                      section 3(c)(14) of the Investment
                                      Company Act of 1940 (15 U.S.C. 80a-3);
              (j)             [ ]     Group, in accordance with ss.240.13d-
                                      1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)        Amount beneficially owned:         476,619

              (b)        Percent of class: 2.5

              (c)        Number of shares as to which the person has:

                         (i)           Sole power to vote or to direct the
                                       vote   10,650.
                         (ii)          Shared power to vote or to direct the
                                       vote   465,969.
                         (iii)         Sole power to dispose or to direct the
                                       disposition of    476,619
                         (iv)          Shared power to dispose or to
                                       direct the disposition of   0.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).



ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

This statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.     CERTIFICATION
             (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  2/07/05
                                  --------------------------------
                                  Date
				  /s/ Glen F. Hackmann
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                                  Signature
                                  Glen F. Hackmann, Secretary & General Counsel
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                                  Name/Title